    As filed with the Securities and Exchange Commission June 13, 1996
                                                 Registration No. 33-______

================================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                ----------
                                 FORM S-3

                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                               ------------

                       SATCON TECHNOLOGY CORPORATION
          (Exact name of registrant as specified in its charter)

           DELAWARE                                    04-2857552
  (State or other jurisdiction                       (IRS Employer
of incorporation or organization)                 Identification No.)

                      DAVID B. EISENHAURE, PRESIDENT
                       SatCon Technology Corporation
                             161 First Street
                      Cambridge, Massachusetts 02142
                              (617) 661-0540
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office and
         name, address and telephone number of agent for service)

                               -----------

                                Copies to:

                         NEIL H. ARONSON, ESQUIRE
                       ANN CATHERINE BONIS, ESQUIRE
                        O'Connor, Broude & Aronson
                       950 Winter Street, Suite 2300
                       Waltham, Massachusetts 02154
                              (617) 890-6600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

                      CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                             Proposed
Title of Each Class                                   Proposed Maximum       Maximum                Amount of
of Securities to Be                Amount to Be       Offering Price         Aggregate              Registration
Registered                         Registered         per Share(1)           Offering Price(1)      Fee
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par                                  2,935,852            $9.125               $26,789,649             $9,237.80
value ..........................
=====================================================================================================================

(1) Estimated in accordance with Rule 457 solely for the purposes of calculating the registration fee and based upon the closing price on the National Association of Securities Dealers, Inc. Automated Quotation System/National Market System ("NASDAQ/NMS") of the registrant's Common Stock on June 10, 1996.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       SATCON TECHNOLOGY CORPORATION

                           Cross Reference Sheet

                          Pursuant to Rule 501(b)

     Item Number                                       Location in
     and Caption                                       Prospectus
     -----------                                       ----------
1.   Forepart of the Registration Statement and        Forepart of the Registration
     Outside Front Cover Page                          and Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages         Inside Front Cover Page;
     of Prospectus                                     Outside Back Cover Pages

3.   Summary Information; Risk Factors and Ratio       Prospectus Summary; Risk
     of Earnings to Fixed                              Factors - Not applicable

4.   Use of Proceeds                                   Use of Proceeds

5.   Determination of Offering Price                   Not applicable

6.   Dilution                                          Not applicable

7.   Selling Security Holders                          Selling Security Holders

8.   Plan of Distribution                              Plan of Distribution

9.   Description of Securities to Be                   Outside Front Cover Page;
     Registered                                        Description of Securities

10.  Interests of Named Experts and Counsel            Experts

11.  Material Changes                                  Recent Developments

12.  Incorporation of Certain Information              Available Information;
     by Reference                                      Incorporation by Reference

13.  Disclosure of Commission Position on              Not applicable
     Indemnification for Securities Act
     Liabilities

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                Subject to Completion:  Dated June 13, 1996

PROSPECTUS
- ----------

                       SATCON TECHNOLOGY CORPORATION

                     2,935,852 Shares of Common Stock



     This Prospectus relates to 2,935,852 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock") of SatCon Technology Corporation, a Delaware corporation (the "Company"), for reoffer or resale from time to time by the Selling Security Holders (the "Selling Security Holders"). See "Selling Security Holders."

     This offering is not being underwritten. The Shares may be sold by the Selling Security Holders and/or their registered representatives from time to time at prices to be determined at the time of such sales. No minimum is required to purchase and no arrangement exists to have funds received by such Selling Security Holders and/or their registered representatives to be placed in an escrow, trust or similar account or arrangement, unless the proceeds come from a purchaser residing in a state in which the sale of the Shares has not yet been qualified. See "Plan of Distribution."

     The sale of the Shares being offered hereby, when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Security Holders or through broker-dealers acting as principals who may then resell the Shares on the NASDAQ/NMS or otherwise, or by private sales on NASDAQ/NMS or otherwise, at negotiated prices related to the prevailing market prices at the time of the sales or by a combination of such methods of offering. Thus, the period of distribution of such Shares will be over an extended period of time. The Selling Security Holders may effect these transactions by selling Shares to or through broker-dealers or by pledges of the Shares to broker-dealers who may, from time to time, themselves effect distributions of the Shares or interests therein in their capacity as broker-dealers. See "Plan of Distribution."

     The Selling Security Holders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders will pay or assume brokerage commissions or discounts will not be paid or assumed by the Company.

     The Company's Common Stock is traded on NASDAQ/NMS under the symbol "SATC". The Shares may be offered for sale on the NASDAQ/NMS or in privately negotiated transactions.

     On June 10, 1996, the closing price of the Company's Common Stock on the NASDAQ/NMS was $9.13 per share.

     The Company will receive no part of the proceeds of any sale of Shares by the Selling Security Holders. The Company is paying all of the expenses of registering the Shares, estimated to be approximately $17,237.80 for filing, legal, accounting and miscellaneous fees and expenses. The Company will not pay any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the Shares.


                                ---------------

     THESE SECURITIES INVOLVE CERTAIN RISKS TO THE INVESTORS. SEE "INVESTMENT CONSIDERATIONS" CONTAINED ELSEWHERE IN THIS PROSPECTUS.

                                ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

              The date of this Prospectus is June ____, 1996.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies thereof may be obtained, at prescribed rates, at the public reference facilities maintained by the Commission at the Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048; 5670 Wilshire Boulevard, 14th Floor, Los Angeles, California 90036-3648; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company's Common Stock is listed for trading on NASDAQ/NMS. Reports and other information concerning the Company can be inspected at the offices of NASDAQ/NMS located at Market Listing Qualification, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), covering the Shares included in this Prospectus. This Prospectus does not contain all the information set forth in or annexed to exhibits to the Registration Statement filed by the Company with the Commission and reference is made to such Registration Statement and the exhibits thereto for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof, copies of which may be obtained at prescribed rates upon request to the Commission in Washington, D.C. Although statements contained herein concerning the provisions of any documents are true and correct in all material respects, any such statements are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

     NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITY HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY THE SELLING SECURITY HOLDERS TO SELL ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE SELLING SECURITY HOLDERS TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been previously filed by the Company with the Commission under the Act and the Exchange Act, are incorporated by reference in this P rospectus:

     (1)  Annual Report on Form 10-K for the fiscal year ended September 30,
          1995;

     (2) Quarterly report on Form 10-Q for the fiscal quarter ended December 31, 1995;

     (3) Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1996; and

     (4) Description of the Company's Common Stock in the Company's Form 8-A Registration Statement, dated November 5, 1992, as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents.) Requests should be directed to Michael C. Turmelle, Vice President and Chief Financial Officer, SatCon Technology Corporation, 161 First Street, Cambridge, Massachusetts 02142-1221, telephone: (617) 661-0540.

                                THE COMPANY

     The Company designs, develops and manufactures intelligent, electro-mechanical products for aerospace, transportation, industrial, and utility applications. Its electro-mechanical products are being developed for a wide variety of U.S. government and commercial markets. For the U.S. government, the Company's electro-mechanical systems provide low vibration and high power for applications ranging from satellite attitude control to high speed drives for shipboard systems. In the transportation segment the Company is developing electric and hybrid electric drive components, auxiliary power units, and advanced steering, suspension and braking systems and is working with major equipment producers to develop process equipment drives, high speed and precision machine tools, manipulators, and machinery isolation equipment. Its electro-mechanical systems may offer to the utility industry advantages in power generation, energy storage, and power quality. In the consumer market the Company is developing freon-free compressors for refrigerators, variable speed motors, and other long-life, high-efficiency machinery.

Strategy

     The transition to a new generation of products being developed by the Company is being fueled by a combination of market demand for higher performance and improved efficiency, and by the potential to satisfy these needs made possible by advances in materials and electronics technologies. The Company's strategy is to accelerate leading edge developments by continuing to expend its externally funded contract research and development from both U.S. government and commercial sources. The Company believes it can leverage this funding to develop products which the Company anticipates can both be sold to U.S. government agencies and transition into high volume commercial products. In most instances individual components have multiple applications across these markets.

     These product developments typically progress through a technology and concept development phase and, if appropriate, into a prototype build phase. Once demonstrated, the Company intends to leverage these prototype developments into "beta site" units that can be purchased by, or jointly developed with, commercial customers for evaluation. Upon completion of beta site testing, decisions by potential customers will determine the viability of continuing into pre-production manufacturing and further testing and evaluation. In the past two years, the Company has been successful in development efforts while building a potential market base for those products in productions quantities.

     To date, the Company has entered into discussions with such companies as Delco-Remy, General Motors, TRW, Applied Materials, Westinghouse and Allied Signal and intends to seek to form relationships that can leverage the sales, marketing and distribution channels as well as manufacturing capabilities of these organizations to further the commercialization of its technologies.

Recent Developments

General

     During the fiscal year ended September 30, 1995, Chrysler Corporation continued to fund development efforts for its hybrid-electric car program for which the Company is developing drive train components.

     The Company also participated in several efforts with various commercial customers to develop new products and product improvements including an improved performance alternator for commercial vehicles; two electric motors currently under beta site test and evaluation for potential application in power steering; and control electronics for a commercial manufacturer of turbines that will provide power regulation for the turbine which is being developed for potential application sin alternative fuel vehicles. The Company also developed and delivered a beta site unit of a control system for computer chip manufacturing that can increase throughput and provide higher reliability in the manufacturing process of silicon wafers.

Organizational Developments

     In September 1995, the Company restructured its organization with the formation of two divisions designed to meet the demand to commercialize its technology. The two divisions are the Technology Division and the Energy Systems Division.

     The Technology Division will continue the Company's research and development work. It will concentrate on developing advanced technologies through "integrated products teams" in motors and high speed drives, power electronics, magnetic bearings and suspension systems and propulsion systems.

     The division will continue to manage the current program with Chrysler and all other research and development contracts currently in the Company's backlog. In addition, the Company opened a Tucson, Arizona office in May 1996 to develop products based on the synergism of its magnetic actuation systems and electro-optics.

     The Energy Systems Division was formed to seek to accelerate and expand the opportunities for the Company's Flywheel Energy Storage (FES) Systems and its related technology. The new division will concentrate on the product development and marketing of FES Systems to such markets as utilities, cable television and telecommunications, where uninterruptible power supplies (UPS) are critical to maintaining service. Although these markets represent a major opportunity base, other industrial users will be pursued as well. Power outages can be costly to many major industries which experience downtime and lost throughput whenever outages cause production line shut-down. FES System's goal is to provide a cost effective alternative to battery systems which have limited life and whose disposal is potentially hazardous to the environment.

Funded Research and Development

     The Company has continued its funded research and development with various U.S. Government agencies, including NASA projects for flywheel energy storage system for use in future satellite applications; a magnetostrictively actuated flaperon to increase rotor thrust capability for helicopter blades which management believes can also benefit commercial fixed wing aircraft; a "bottoming cycle" which utilizes heat rejection from the intercooler and exhaust to enhance the power output and efficiency of gas turbine engines, providing improved performance with reduced fuel consumption.

     The Company is developing potentially cost effective permanent magnet variable speed drives for auxiliary applications on U.S. Navy Ships that can integrate high density drive electronics with innovative permanent magnet motors for hydraulic pump motors, circulating pumps and compressions; a lightweight, low volume alternator and a high efficiency power electronics drive for the Army; and a high power density magnetostrictive reaction mass actuator to reduce vibration and the associated noise emitted by CH-47 helicopter transmissions. The Company is also working with the Air Force to investigate the use of new specialty shape memory alloys for use in air foil controls for greater fuel efficiency; and microfabricated gyroscopes for on-chip control and electronics for compact guidance and navigation systems.

Commercialization

     The Company intends to continue directing its commercialization efforts in the following product areas:

Flywheel Energy Storage Systems

     By integrating energy-storing flywheels made of high-strength composites with high-power, permanent magnet motor/generators, the Company has developed electro-mechanical storage systems that management believes have the potential to offer practical solutions for mobile and stationary applications. Its flywheel systems are anticipated to provide extremely high power output and energy storage in compact packages. Management believes they may be a long-lasting, light-weight, and environmentally sound alternative to conventional batteries.

     The Company's Flywheel Energy Storage (FES) Systems offer an alternative to lead acid batteries as uninterruptible power supplies for the telecommunications industry, including cable television and telephone service providers, which are required to maintain service during power outages. In addition, these systems can be used to provide backup for critical industrial processes and machines, as power supplies for satellites and as energy recovery systems for electric and hybrid electric vehicle drive trains.

Motors and High Speed Drives

     The Company designs and manufactures high-performance motors and drives that capitalize on the latest advances in materials and semiconductor technology to achieve high power density. Its designs are characterized by power densities as high as 7 hp/lb for the motors and 25 hp/lb for the drive electronics. Through the use of high-performance materials and careful design of the magnetic circuits, the Company's electric motors are light-weight and have provided efficiencies in excess of 97 percent.

     The Company's electrical machine designs incorporate innovative cooling and lubrication techniques to provide reliable high-speed operation. The Company recently demonstrated an axial gap AC Induction Motor for which it holds a patent and which offers significant size and weight advantages to such applications as ship board motors and pumps.

Power Electronics

     The Company's high-voltage drives are designed to operate at up to 1000 volts. This helps to maintain the high system efficiencies by using advanced power semiconductor technology.

     The Company has developed proprietary, custom-built hybrid modules based on advanced power semiconductor technology at a fraction of the weight of conventional packages. The high-density topology and innovative cooling schemes utilized allow for higher throughput in smaller, lighter weight packages. These electronics support the high-speed drive and flywheel product development.

Magnetic Bearings and Suspension Systems

     Improvements in magnetic materials and electronic control systems have led the way to advances in electromagnetic bearings and suspension systems. The Company has participated in the development of such systems for spacecraft and ground-based systems. The Company's magnetic bearing systems feature innovative electromagnetic and permanent magnet actuators and advance digital control systems. These systems have been developed for both commercial and military applications.

     By injecting electromagnetic forces along a selected bearing axis in concert with shaft rotation, the magnetic bearings can balance a dynamic machine, resulting in smooth and quiet operation. Similar principles guide the application of electromagnetic suspension systems. These automated systems provide a significant reduction of structure-borne vibration transmittal, providing either low-vibration machinery operation, low detection, or vibration isolation. In addition, these systems provide lubrication-free support for rotating, reciprocating, and stationary systems. Also, through active electronic control, these systems provide quiet, smooth, and non-contaminating machinery operation and isolation.

Propulsion Systems

     The Company is producing commercial prototype prime propulsion and auxiliary power units that combine advanced gas turbine drives with high-speed electrical alternators. The result is compact, light-weight electrical power general that can operate on a variety of fuels. This system, called the Turbine Alternator Unit ("TAU"), integrates a high-speed gas turbine and a highly-efficient, high-frequency AC induction alternator on the same shaft. With innovative electrical, structural and thermal design, a TAU can operate at high speeds, resulting in high power output with reduced system size. These Turbine-Alternators, which are appropriate for a wide variety of primary or auxiliary power applications, are expected to operate on a variety of fuels and to offer attractive power-to-weight benefits compared to conventional power generation options.

     The Company merged into a newly formed Delaware corporation on June 19, 1992. The corporate offices of the Company are located at 161 First Street, Cambridge, Massachusetts 02142-1221, and its telephone number is (617) 661-0540.


                               RISK FACTORS

     Investment in the Shares involves a high degree of risk. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those anticipated by such forward-looking statements as a result of certain factors discussed in this Prospectus, including the risk factors set forth below. Prospective investors should carefully consider the information presented below prior to making any purchase of the Shares.

Uncertainty of Market Acceptance

     The Company intends to continue to seek to expand development of its technologies for use in commercial business applications. However, there can be no assurance that the Company's planned commercial products will realize market acceptance or will meet technical demands of potential customers. The Company's limited commercial marketing efforts to date involve development contracts with several customers and identification of specific market segments for active motion control systems. There can be no assurance that the Company's commercial marketing efforts will be successful in the future. Furthermore, there can be no assurance that the Company's technologies, in their current form, will be suitable for specific commercial applications or that further design modifications, beyond anticipated changes to accommodate different markets, will not be necessary.

Reliance Upon Significant Customers

     During the fiscal year ended September 30, 1995, sales to one customer, Chrysler Corporation, accounted for approximately 68% of the Company's revenues, and the Company anticipates that sales to Chrysler Corporation will account for more than 10% of its revenues for the fiscal year ending September 30, 1996. While the Company believes its relationship with Chrysler

Corporation is favorable, the loss of this customer or any significant reduction in the volume of sales to it would have a material adverse effect on the Company.

Dependence Upon Government Contracts

     Although the Company's goal is to develop applications of its technology for both commercial and government markets, substantially all of the Company's revenues generated to date have been from DOD and NASA contracts, subcontracts and grants, of which a majority has been awarded through the Small Business Innovation Research Program ("SBIR"). Although management believes that the majority of its revenues in the future will result from commercial applications of its technologies, a significant portion of the Company's business in the next few years will likely continue to involve research and development for the U.S. Government and its agencies. Consequently, a portion of future revenues may be subject to funding approval from Congress, which involves political, budgetary and other considerations over which the Company has no control. To date, the Company has not been adversely affected by reductions in defense spending. The Company believes that government funding for areas of the Company's research and development activities will continue without reduction. However, there can be no assurance that such funding will not be reduced in the future, which reduction could materially adversely affect the Company's business. In addition, many of the Company's U.S. Government contracts may be cancelled at any time by the U.S. Government with limited or no penalty.

     The Company anticipates seeking significant contracts with commercial customers. There can be no assurance that the Corporation will succeed in receiving additional commercial contracts or that such contracts, if awarded, will not be cancelled. The cancellation of any of these contracts would have material adverse effect on the Company.

No Assurance of Future Profitability

     The Company has achieved limited profitability in each of its fiscal years ending September 30, 1994, 1993, 1992 and 1991 and recorded a loss for the fiscal year ended September 30, 1995. In order to achieve profitability, the Company must successfully develop new products for its existing markets, sell these products to existing and new customers, increase gross margins through higher volumes and manufacturing efficiencies, control its operating expenses, and develop and manage its distribution capability. There can be no assurance that the Company will be profitable in the future.

Risks Relating to Growth and Expansion

     Rapid growth of the Company's business, of which there can be no assurance, may significantly strain the Company's management, operational and technical resources. If the Company is successful in obtaining rapid market penetration of its products, the Company will be required to deliver large volumes of quality products or components to its customers and licensees on a timely basis at a reasonable cost to the Company. The Company has no experience in delivering large volumes of its products and does not have the capacity to meet wide scale production requirements. There can be no assurance that the Company's efforts to expand its manufacturing and quality assurance activities will be successful or that the Company will be able to satisfy commercial scale production on a timely and cost-effective basis. The Company's success will also depend, in part, upon its ability to modify its technology and products to meet end-user requirements. The Company will also be required to continue to improve its operational, management and financial systems and controls to meet anticipated growth. Failure to manage growth would have a material adverse effect on the business of the Company.

Patents and Proprietary Technology

     The Company has been awarded eight patents, which expire between 2007 and 2012, and has filed three patent applications with the U.S. Patent and Trademark Office. The Company's patent and trade secret rights are of material importance to the Company and its future prospects. No assurance can be given as to the issuance of additional patents or, if so issued, as to their scope. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it would be costly for the Company to enforce its rights in an infringement action and would divert funds and resources from the Company's operations. Furthermore, there can be no assurance that the Company's products will not infringe any patents of others, although the Company, to date, has not been required to defend its patents or proprietary information against claims by third parties.

     The Company also relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. As the Company intends to enforce its patents, trademarks and copyrights and protect its trade secrets, it may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. Any such litigation could result in substantial cost to the Company and diversion effort by the Company's management and technical personnel.

Competition

     A number of companies currently compete in the field of noise and vibration attenuation products, including companies which use magnetic devices to reduce noise and vibration. To date, the Company has faced only limited competition in providing research services and prototype development for the DOD and NASA. Management expects competition to intensify greatly as commercial applications increase for noise and vibration attenuation products. The Company is aware of larger and smaller companies entering the market, which may compete with the Company in the future. Some of the Company's competitors are well established and have substantial managerial, technical, financial, marketing and product development resources competitive with, and, in some instances, greater than those of the Company. There can also be no assurance that current and future competitors will not develop new or enhanced technologies perceived to be superior to those sold or developed by the Company. There can be no assurance that the Company will be able to compete successfully or continue to operate profitably in such a competitive environment.

Attraction and Retention of Key Personnel and Dependence Upon Founder

     The success of the Company will depend, in large part, upon its ability to attract, recruit and retain highly qualified scientists, as well as highly skilled and experienced management and technical personnel. There can be no assurance that the Company will be able to attract and retain such personnel. The Company is dependent in particular upon the services of David B. Eisenhaure, its President and founder. The loss of Mr. Eisenhaure's services would have a material adverse effect on the Company.

Possible Future Product Liability

     The Company may incur product liability due to product failure or improper use of products by users. The Company currently maintains no product liability insurance but intends to apply for such insurance in the near future in amounts it believes will be adequate to fully insure against claims which may be made against the Company.

Significant Influence by Present Owners

     Assuming no exercise of outstanding options or warrants, the Company's senior management, including its Board of Directors, own approximately 40% of the then outstanding Common Stock, of which approximately 39% of the outstanding Common Stock is held by Mr. Eisenhaure. As there is no cumulative voting provided for in the Company's Certificate of Incorporation, Mr. Eisenhaure will likely be able to elect the Board of Directors and have significant influence over the outcome of any issues which may be subject to a vote by the Company's stockholders.

Possible Volatility of Securities Prices

     The markets for equity securities in general, and for those of manufacturers of high technology products in particular, have been volatile and the price of the Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results, news and product announcements, trading volume, general market trends and other factors.

Possible Issuance of Preferred Stock

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding and the Company has no present plans for the issuance thereof. However, the issuance of any such Preferred Stock could affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners and preventing holders of Common Stock from realizing a premium on their shares and may adversely affect the voting power of holders of the Common Stock. See "Description of Securities."

Issuance of Additional Common Stock

     The Company has authorized 10,000,000 shares of Common Stock, $.01 par value, of which 7,349,774 shares are issued and outstanding as of the date hereof. The Company's Board of Directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership interest of stockholders and may further dilute the book value of the Common Stock. See "Description of Securities."

Substantial Shares of Common Stock Reserved

     The Company has reserved for issuance 94,611 shares of Common Stock to employees, officers and directors pursuant to options granted in 1987. The Company has also reserved 450,000 shares of Common Stock for issuance to employees, officers and directors pursuant to the Company's 1992 Stock Option Plan (the "1992 Plan"), of which options to purchase up to 364,928 shares of Common Stock have been issued as of the date of this Prospectus. In addition, the Company has reserved for issuance 300,000 shares of Common Stock to employees, officers and directors pursuant to the Company's 1994 Stock Option Plan (the "1994 Plan"), of which options to purchase up to 280,499 shares of Common Stock have been issued as of the date of this Prospectus. The Company has also sold warrants to the underwriter of its IPO to purchase up to 150,000 shares of Common Stock at a price of $8.25 per share (the "JLR Warrants") and to acquire 150,000 Redeemable Warrants at $.165 per Redeemable Warrant, each Redeemable Warrant exercisable to purchase one share of Common Stock at $11.55 per share. The existence of JLR Warrants, the outstanding options and other options which may be issued under the 1992 Plan and the 1994 Plan may prove to be a hindrance to future financing by the Company. In addition, exercise of options held by the Company's employees or others and exercise of the JLR Warrants may further dilute the interest of the persons purchasing the Common Stock offered hereby. Further, the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Securities."

Sales Pursuant to Rule 144

     Of the 7,349,774 shares issued and outstanding, 3,473,066 shares of Common Stock currently outstanding are "restricted securities" as that term is defined under Rule 144 of the Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Sales of Common Stock pursuant to Rule 144 may have a depressive effect on the market price of the Common Stock. Rule 144 also permits sales by a person who is not an affiliate of the Company and who has satisfied a three-year holding period without volume limitation.

No Dividends

     The Company has paid no dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. The Company intends to reinvest earnings, if any, in the development and expansion of its business. See "Description of Securities - Dividend Policy."

                              USE OF PROCEEDS

     The Company will receive no part of the proceeds of any sale or transactions made by the Selling Shareholders. The Company has agreed to assume all of the costs and fees relating to the registration of the shares of Common Stock covered by this Prospectus. The Company will not pay any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the shares of Common Stock covered by this Prospectus.

                           SELLING SECURITY HOLDERS

     The following table sets forth, as of June 11, 1996, the Selling Security Holders, the amount of shares beneficially owned prior to the Offering, the number of shares of Common Stock offered hereby, and the amount of shares beneficially owned after the offering (assuming sale of all shares of Common Stock being offered hereby.) The Selling Security Holders are registering the Shares to provide collateral for personal purposes and have no immediate intent to sell the Shares.

========================================================================================================================
                                                                                                     Common Stock
                                                      Common Stock                                   Beneficially Owned
                            Relationship with         Beneficially Owned        Common Stock         After Completion
Selling Stockholder         the Company               Prior to Offering         Being Offered        of Offering(1)

- ------------------------------------------------------------------------------------------------------------------------
David B.                    President, Chief
Eisenhaure(2)               Executive Officer            2,951,518                2,856,824              94,694
                            and Chairman of
                            the Board
- ------------------------------------------------------------------------------------------------------------------------
Michael C.                  Vice President,
Turmelle(3)                 Chief Financial                125,444                   79,028              46,416
                            Officer, Secretary
                            and Director
========================================================================================================================

(1) Assumes all of the Shares have been sold as of the completion of this offering.

(2) Includes (a) an option to purchase up to 79,028 shares of Common Stock at an exercise price of $0.25 per share pursuant to an option granted on February 23, 1987, which vested over a three year period and which expires on December 31, 1996; (b) an option to purchase up to 9,000 shares of Common Stock at an exercise price of $12.88 per share pursuant to an option granted on February 7, 1994, which vested immediately and which expires on February 6, 2004; and (c) 4,400 shares underlying an option to purchase up to 6,000 shares of Common Stock at an exercise price of $9.25 per share pursuant to an option granted on January 30, 1995, which vests over a three year period and which expires on January 29, 2005.

(3) Includes (a) an option to purchase up to 30,750 shares of Common Stock at an exercise price of $5.00 per share pursuant to an option granted on December 1, 1992, which vested over a three year period and which expires on November 30, 2002; (b) an option to purchase up to 9,000 shares of Common Stock at an exercise price of $12.88 per share pursuant to an option granted on February 7, 1994, which vested immediately and which expires on February 6, 2004; and (c) 6,666 shares underlying an option to purchase up to 10,000 shares of Common Stock at an exercise price of $9.25 per share pursuant to an option granted on January 30, 1995, which vests over a three year period and which expires on January 29, 2005.

                             PLAN OF DISTRIBUTION

     The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Security Holders. The Selling Security Holders will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions.

     The Common Stock covered by this Prospectus may be sold by the Selling Security Holders in one or more transactions on NASDAQ/NMS or otherwise at market prices then prevailing or in privately negotiated transactions. The sale of the Shares being offered hereby, when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Security Holders or through broker-dealers acting as principals who may then resell the Shares on NASDAQ/NMS or otherwise, or by private sales on NASDAQ/NMS or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods of offering. Thus, the period of the distribution of such securities may occur over an extended period of time. The Selling Security Holders may effect these transactions by selling Shares to or through broker-dealers or by pledges of the Shares to broker-dealers who may, from time to time, themselves effect distributions of the Shares or interests therein in their capacity as broker-dealers. In effecting sales, broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales.

     The Selling Security Holders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Security Holders will pay or assume brokerage commissions or underwriting discounts incurred in connection with the sale of their Shares, which commissions or discounts will not be paid or assumed by the Company. The Company will not receive any part of the proceeds of any sale of Common Stock by the Selling Security Holders.

     The Company has advised the Selling Security Holders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act. The Selling Security holders have agreed to inform the Company when the distribution of the shares of Common Stock included herein is completed.

     Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate on the date on which all Shares have been sold by the Selling Security Holders.

                              RECENT DEVELOPMENTS

     No material changes in the Company's affairs have occurred since September 30, 1995 which have not been described in the Company's Quarterly Reports on Form 10-Q or on a Current Report on Form 8-K.

                           DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue up to 10,000,000 shares of Common Stock, $.01 par value, of which 7,349,774 are currently issued and outstanding. The following summary description of the Common Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended.

     The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid, and nonassessable.

Preferred Stock

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights, an sinking fund provisions.

     No shares of Preferred Stock will be outstanding as of the closing of the offering and the Company has no present plans for the issuance thereof. The issuance of any such Preferred Stock could reduce the rights, including voting rights, of the holders of Common Stock, and, therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by existing management.

Limitation of Officers' and Directors' Liabilities Under Delaware Law

     In accordance with Delaware law, the Company's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal be nefit.

     In addition, the Company's Bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits of proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, unlawfully or in the best interests of the Company. With respect to matters as to which the Company's officers and directors and others are determined to be liable for misconduct or negligence in the performance of their duties, the Company's Bylaws provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company.

     However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to Delaware state law, as well as the foregoing charter and bylaw provisions, the Company has been informed that in the opinion of the Commission, such indemnification as it relates to federal securities laws is against public policy, and therefore, unenforceable.

     Further, insofar as limitation of liabilities may be so permitted pursuant to Delaware state law, as well as the foregoing charter and bylaw provisions, such limitation of liabilities does not apply to any liabilities arising under federal securities laws.

Dividend Policy

     The Company has not paid dividends on its Common Stock since its inception and has no intention of paying any dividends to its stockholders in the foreseeable future. The Corporation intends to reinvest earnings, if any, in the development and expansion of its business. Any declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Corporation, general economic conditions, requirements of any bank lending arrangements which may then be in place and other pertinent factors.

                               LEGAL OPINION

     Certain legal matters relating to the Common Stock offered hereby will be passed upon for the Company by O'Connor, Broude & Aronson, 950 Winter Street, Waltham, Massachusetts 02154. Certain attorneys in the firm of O'Connor, Broude & Aronson hold options which expire on March 1, 1997 to purchase up to 10,375 shares of Common Stock at a price of $5.25 per share.

                                  EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================
No dealer, salesman or any other person has been authorized in connection with this Offering to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer a solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

                               -----------------
                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Available Information ..................................................     2
Incorporation by Reference
  of Certain Information ...............................................     3
The Company ............................................................     4
Risk Factors ...........................................................     8
Use of Proceeds ........................................................    13
Selling Security Holders ...............................................    14
Plan of Distribution ...................................................    15
Recent Developments ....................................................    16
Description of Securities ..............................................    16
Legal Opinion ..........................................................    18
Experts ................................................................    18



================================================================================
================================================================================



                               SATCON TECHNOLOGY
                                  CORPORATION







                       2,935,852 Shares of Common Stock





                              ------------------

                                  PROSPECTUS

                              ------------------





                                 June __, 1996





================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the Shares begin offered hereby other than undewriting discounts and commisson (items marked with an asterisk (*) respresent estimated expenses):

          SEC Filing Fee. . . . . . . . . . . . .   $  9,237.80
          Legal Fees. . . . . . . . . . . . . . .   $  5,000.00
          Accounting Fees . . . . . . . . . . . .   $  3,000.00
                                                    -----------
               TOTAL. . . . . . . . . . . . . . .   $ 17,237.80
                                                    ===========

Item 15.  Indemnification of Officers and Directors

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

          "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, he had reasonable cause to believe his conduct was lawful. The Bylaws of the Company include the following provision:

          "Reference is made to Section 145 and any other relevant provisions to the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such
     Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to , indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence,
     (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

Item 16.  Exhibits

     (a) See Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

Item 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 13th day of June, 1996.

                                  SATCON TECHNOLOGY CORPORATION


                                  By: /s/ David B. Eisenhaure
                                      ----------------------------------------
                                       David B. Eisenhaure, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                                   Date
- ---------                  -----                                   ----

/s/ David B. Eisenhaure    Chairman of the Board of Directors,     June 13, 1996
- -------------------------  President and Principal Executive
David B. Eisenhaure        Officer

/s/ Michael C. Turmelle    Treasurer, Vice President,              June 13, 1996
- -------------------------  Chief Financial Officer and
Michael C. Turmelle        Director (Principal Financial
                           Officer)

- -------------------------  Director                                June 13, 1996
Marshall J. Armstrong


- -------------------------  Director                                June 13, 1996
James L. Kirtley, Jr.


/s/ John P. O'Sullivan     Director                                June 13, 1996
- -------------------------
John P. O'Sullivan


/s/ William E. Stanton     Director                                June 13, 1996
- -------------------------
William E. Stanton

                               INDEX TO EXHIBITS



Exhibit                                                  Sequentially Numbered
Number              Description of Exhibit               Page Number
- ------              ----------------------               ---------------------

  5                 - Opinion Letter of O'Connor, Broude
                      & Aronson as to legality of shares
                      being registered

23a                 - Consent of Coopers & Lybrand L.L.P.
                      dated June 11, 1996

23b                 - Consent of O'Connor, Broude
                      & Aronson (contained in Opinion
                      filed as Exhibit 5)


     The following exhibits required to be filed herewith are incorporated by reference to the filings previously made by the Company as noted below (the reference in parenthesis at the end of an Exhibit indicates the number of the Exhibit as it was filed in the document referenced below):

Exhibit
Number              Description of Exhibit
- ------              ----------------------

  *1a               - Form of Underwriting Agreement (1a)

  *1b               - Form of Selected Dealers Agreement (1b)

    2               - Not applicable

  *3a(1)            - Certificate of  Incorporation (3a1)

  *3b               - Bylaws (3b)

  *3c               - Form of Articles of Merger, dated June 15, 1992, filed
                      with the Secretary of State of Delaware regarding the merger of SatCon Technology Corporation (Massachusetts) into the Company (3c)

  *3d               - Articles of Merger, dated June 19, 1992 filed, with the
                      Secretary of State of the Commonwealth of Massachusetts re-garding the merger of SatCon Technology Corporation (Massachusetts) and the Company (3d)

Exhibit
Number              Description of Exhibit
- ------              ----------------------

  *4a               - Specimen Stock Certificate (4a)

  *4b               - Specimen Warrant Certificate (4b)

  *4c               - Form of Warrant to be issued to the Underwriter (4c)

  *4d               - Form of Warrant Agreement between the Company and
                      Continental Stock Transfer and Trust Company (includes Specimen Warrant Certificate) (4d)

    6               - Not applicable

    7               - Not applicable

    8               - Not applicable

    9               - Not applicable

 *10a               - $250,000 non-revolving commitment and $75,000 time note, dated as of April 16, 1992, together with an extension letter dated as of June 29, 1992, by and between the Company and and BayBank (10a)

 *10b               - Lease, dated as of February 1, 1990, by and between the
                      Massachusetts Institute of Technology, as Lessor, and the Company, as Lessee (10b)

 *10c               - Form of Employment Agreement, to be executed by each of
                      David B. Eisenhaure, Michael C. Turmelle, Alfred D. Hoch and Richard L. Hockney (10c)

 *10d               - Form of Consulting Agreement, by and between the Company and each of its consultants (10d)

 *10e               - Form of Confidentiality Agreement, by and between the
                      Company and each of its employees (10e)

Exhibit
Number              Description of Exhibit
- ------              ----------------------

 *10f               - Contract No. NAS8-38418, dated as of August 28, 1989, by and between the Company and NASA, George C. Marshall Space Flight Center, and amendment thereto (10f)

 *10g               - Contract No. N61533-88-C-0003, dated as of January 21,
                      1988, by and between the Company and the David Taylor Research Center (10g)

 *10h               - Procurement Instrument I.D. No. F04611-89-C-0009, dated as of June 15, 1989, by and between the Company and Edwards Air Force Base, and amendment thereto (10h)

 *10i               - 1992 Stock Option Plan (10i)

  10j               - [Deleted]

 *10k               - Form of Consulting Agreement by and between the Company
                      and Josephthal Lyon & Ross Incorporated (10k)

**10l               - Form of Employment Agreement executed by William E.
                      Stanton  (10l)

**10m               - Form of Sublease Agreement, dated as of October 12, 1993, by and between Lotus Development Corporation, as Sub-landlord, and the Company, as Subtenant (10m)

**10n               - Form of Lease, dated October 1993, by and between Gunwyn/
                      First Street Limited Partnership, as Landlord, and the Company, as Tenant (10n)

**10o               - Subcontract No. 9770-A-0012, dated as of October 5, 1992, by and between Itek Optical Systems and the Company, and amend-ment thereto(10o)

***10p              - Form of  loan documents, dated as of December 7, 1993,
                      between the Company and First NH Bank (10p)

****10q             - 1994 Stock Option Plan

Exhibit
Number         Description of Exhibit
- ------         ----------------------

*****10r       - Credit Agreement and Demand Promissory Note,
                  dated January 13, 1995, executed in connection with the $3,000,000 line of credit.

   11           - Computation of Net Income (Loss) Per Share (11)

   12           - Not applicable

   13           - Not applicable

   14           - Not applicable

   15           - Not applicable

   16           - Not applicable

   17           - Not applicable

   18           - Not applicable

   19           - Not applicable

   20           - Not applicable

   21           - Not applicable

   22           - Not applicable

   23           - Not applicable

 *24c           - Consent of William E. Stanton (24c)

 *25            - Power of Attorney (25)

- ----------

  * Previously filed as an Exhibit to the Company's Form S-1 Registration Statement (No. 33-49286), declared effective by the Securities and Exchange Commission on November 12, 1992 and incorporated by reference herein.

 ** Previously filed as an Exhibit to the Post-Effective Amendments to the Company's Form S-1 Registration Statement (No. 33-49286), declared effective by the Securities and Exchange Commission on November 13, 1993 and incorporated by reference herein.

*** Previously filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.

**** Previously filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.

*****    Previously filed as an Exhibit to the Company's Quarterly Report on
          Form 10-K for the fiscal year ended December 31, 1994.